Exhibit 24.1




                              INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference in the prospectuses constituting part of the Registration Statements on Form S-3 (No. 33-36419) and Form S-8 (No. 33-35299) of The Neiman Marcus Group, Inc. of our reports dated September 19, 1994, appearing in and incorporated by reference in the Annual Report to Shareholders on Form 10-K of The Neiman Marcus Group, Inc. for the fiscal year ended July 30, 1994. We also consent to the incorporation by reference into the foregoing Prospectuses of our Independent Auditors' Report which appears on Page F-1 of the Form 10-K for the fiscal year ended July 30, 1994.

We also consent to the reference to us under the headings "Experts" in such prospectuses.



DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 28, 1994